UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 20, 2021

Heat Biologics, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35994	26-2844103
(Commission File Number)	(IRS Employer Identification No.)

627 Davis Drive,

Suite 400

Morrisville, North Carolina 27560

(Address of principal executive offices and zip code)

(919) 240-7133

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0002 par value per share	HTBX	The Nasdaq Stock Market (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01   Entry into a Material Definitive Agreement

On December 20, 2021, Heat Biologics, Inc. (“Heat”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among Heat, Heat Acquisition Sub 1, Inc., a Delaware corporation and wholly owned subsidiary of Heat (“Merger Sub”), and Elusys Therapeutics, Inc., a Delaware corporation (“Elusys”), which provides for, among other things, the merger of Merger Sub with and into Elusys, with Elusys continuing as the surviving entity as a wholly owned subsidiary of Heat (the “Merger”). Elusys is a private, commercial-stage biopharmaceutical company that has achieved United States and international licensure in Canada, the United Kingdom, and the European Union for its lead antibody therapeutic, Anthim® (obiltoxaximab), a medical countermeasure to treat patients following anthrax exposure. Anthim is indicated for prophylaxis of inhalational anthrax due to B. anthracis when alternative therapies are not available or are not appropriate. Anthim has been delivered to the US Strategic National Stockpile (“SNS”) as the result of a successful, multi-year partnership with the U.S. government.

Material Terms of the Merger

Pursuant to the Merger Agreement, as merger consideration (“Merger Consideration”) Heat has agreed to pay to the current equity holders of Elusys (the “Sellers”) (i) cash upfront payments of $5,000,000, of which (i) $3,000,000, subject to adjustment based on the cash balance of Elusys at the closing of the Merger (the “Closing”) and reduction for other expenses, will be paid at Closing; and (ii) $2,000,000, subject to reduction based on the cash balance of Elusys at Closing and other purchase price reductions specified in the Merger Agreement, will be paid at the same time as the initial pass through revenue is distributed to the Sellers as described below and (iii) earn out payments for a period of 12 years from the date of Closing equal to 10% of the gross dollar amount of payments received during each one year period during such twelve year period with respect to any sale, license or commercialization anywhere in the world of Anthim that either: (a) occurs during the first nine years after the Closing Date in any respect; or (b) occurs thereafter pursuant to any contract, agreement, commitment or order that is placed, granted, awarded or entered into during the first nine years after the Closing Date.

In addition, Elusys is expected to receive additional revenue from the future fulfillment of an existing U.S. Government contract and Heat has agreed to fulfill the future obligations of Elusys under such contract and pass through and distribute to the Sellers the revenue that is received under such contract minus the costs associated with such fulfillment obligations, subject to certain adjustments to the Merger Consideration specified in the Merger Agreement, including income taxes payable with respect to such payments. The Merger Agreement further provides that eighty percent of any amounts paid to and received by Elusys after the Closing and prior to June 30, 2023 with respect to the sale of 1,500 pre-filled vials of Anthim shall be paid to the Sellers, subject to certain adjustments specified in the Merger Agreement.

At Closing, Heat has also agreed to assume and contribute to the payment of 50% of certain Elusys lease termination and employee severance payments. Heat also agreed to use commercially reasonable efforts to maintain, finance, operate and promote Anthim and maintain the existing government contract and to continue to operate the Elusys business so as to allow the Sellers to receive the Merger Consideration.

The Merger Agreement contains customary representations, warranties and covenants of Heat, Elusys and the Merger Sub. The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including Elusys obtaining a requisite stockholder vote to approve the Merger, which approval Elusys has advised us has been obtained. Subject to certain customary limitations, the Sellers have agreed to indemnify Heat and its officers and directors against certain losses related to, among other things, breaches of Elusys’ representations and warranties, certain specified liabilities and the failure to perform covenants or obligations under the Merger Agreement.

A special committee of Heat’s Board of Directors negotiated and approved the transaction and Cassel Salpeter & Co. provided a fairness opinion in connection with the transaction. Cassel Salpeter served as financial advisor to the special committee of Heat’s board of directors.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement that is filed herewith as Exhibit 2.1.

The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Merger Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding Heat, Elusys or either of their businesses, and should be read in conjunction with the disclosures in Heat’s periodic reports and other filings with the Securities and Exchange Commission.

About Elusys

Elusys is a company focused on the commercialization of ANTHIM® (obiltoxaximab), which has received FDA approval and orphan drug exclusivity for the treatment of inhalational anthrax due to Bacillus anthracis.

Elusys has been awarded over $350 million in procurement and development contracts by the Biomedical Advanced Research and Development Authority (BARDA), the National Institute of Allergy and Infectious Disease (NIAID) and the Department of Defense (DoD). Working closely with these agencies, Elusys has been able to advance ANTHIM to the commercial stage providing a therapeutic for inclusion in the CDC’s Strategic National Stockpile (SNS) to strengthen US biosecurity against a potential anthrax attack. ANTHIM was licensed for commercial use by the FDA in 2016. Elusys holds three US patents related to the obiltoxaximab monoclonal antibody.

Elusys owns or licenses five US patents related to obiltoxaximab, related antibodies, and methods of use.

Elusys was formed in 1998 by Jeff Wolf, our President, Chief Executive Officer and Chairman of the board of directors, who directly and through affiliated entities owns approximately 1.2% of the outstanding stock of Elusys, in the form of common stock, which is subordinate in terms of distributions to the Elusys preferred stock. Due to the potential conflict of interest, Heat formed a Special Committee of its Board of Directors to review and negotiate the Merger Agreement. However, pursuant to the terms governing the Elusys preferred stock, the preferred stockholders of Elusys will receive all of the initial $5 million of Merger Consideration and all of the net payments from the $31 million of revenues related to fulfillment of the existing SNS contract. While the amount of earn out payments, if any, to be made over the 12 year period following closing is very uncertain, it also presently seems likely that most if not all of such payments will also be paid to the preferred stockholders of Elusys under the terms of such preferred stock.

About ANTHIM

ANTHIM is a monoclonal antibody that binds to the protective antigen (PA) component of anthrax toxin. ANTHIM’s toxin neutralizing activity prevents entry of anthrax toxin into susceptible cells, avoiding further spread of the toxin throughout the body and the ensuing tissue damage that leads to death. ANTHIM is supplied as single-dose vials for IV infusion.

About Anthrax

Anthrax is a life-threatening infectious disease caused by Bacillus anthracis. Cases of inhalational anthrax in humans can occur through intentional spread of B. anthracis spores as a biowarfare or bioterrorism agent. B. anthracis spores introduced through the lungs lead to inhalational anthrax, which is deadly in humans.

To prepare for the possibility of the use of B. anthracis as a biological weapon, the U.S. government acquires and maintains equipment and medical countermeasures for anthrax treatment and prevention as part of CDC’s Strategic National Stockpile (SNS). The SNS is a national repository of large quantities of medicines, vaccines, and other medical supplies stored in strategic locations around the nation. These assets are designed to supplement state and local public health departments in the event of a large-scale public health emergency that causes local supplies to run out.

Forward-Looking Statements

This Report contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the United States Securities Act of 1933, as amended) concerning Heat, Elusys, the Merger Agreement and other matters. These statements are based upon management’s current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding the proposed Merger with Elusys, the timing of the Merger and the payments expected to be received from the future fulfillment of a U.S. Government contract for the U.S. Strategic National Stockpile (SNS). The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in Heat’s forward-looking statements include, among others, the risk associated with Heat’s and Elusys’ ability to satisfy the conditions to consummate the proposed Merger, the timing of the closing of the proposed Merger, the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, unanticipated difficulties or expenditures relating to the proposed Merger, the response of customers and competitors to the announcement of the proposed Merger, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed Merger, whether the combined business of Heat and Elusys will be successful,  Heat’s and Elusys’ ability to maintain license agreements, the continued maintenance and growth of Heat’s and Elusys’ patent estate, Heat’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results, the ability to initiate clinical trials and if initiated, the ability to complete them on time and achieve the desired results and benefits continuing enrollment as expected, the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to Heat’s ability to promote or commercialize its product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of Heat’s, developments by competitors that render such products obsolete or non-competitive, and other factors described in Heat’s annual report on Form 10-K for the year ended December 31, 2020, subsequent quarterly reports on Form 10-Qs and any other filings Heat makes with the SEC. Heat can give no assurance that the conditions to the Merger will be satisfied. The information in this presentation is provided only as of the date presented, and Heat undertakes no obligation to update any forward-looking statements contained in this presentation on account of new information, future events, or otherwise, except as required by law.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant.

The description of the Purchase Agreement in “Item 1.01 Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated by reference in its entirety into this Item 2.03.

Item 8.01. Other Events.

On December 21, 2021, Heat issued the press release attached hereto as Exhibit 99.1 announcing entering into the Merger Agreement.

Item 9.01.   Financial Statements and Exhibits.

(d)  Exhibits.

The following exhibits are filed with this Current Report on Form 8-K.

Exhibit Number	Description

2.1	Merger Agreement, dated December 20, 2021, by and among Heat Biologics, Inc., Heat Acquisition Sub 1, Inc. and Elusys Therapeutics, Inc.*
99.1	Press release, dated December 21, 2021
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Certain portions of the exhibits to the Merger Agreement have been omitted in accordance with Item 601(b)(10) of Regulation S-K.  Heat hereby undertakes to furnish to the Securities and Exchange Commission supplementally copies of any of the omitted schedules and/or exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 21, 2021	HEAT BIOLOGICS, INC.

	By:	/s/ Jeffrey Wolf
	Name:	Jeffrey Wolf
	Title:	Chairman, President and Chief Executive Officer